Exhibit 10.57

MOBILE SATELLITE VENTURES (CANADA) INC.

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3051361 NOVA SCOTIA UNLIMITED LIABILITY COMPANY

CAPACITY LEASE AGREEMENT

November 26, 2001

Osler, Hoskin & Harcourt LLP

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION	1
1.1 Definitions	1
1.2 Obligation to Act in Good Faith	4
1.3 Headings	4
1.4 Schedules	4
1.5 Consent	5
1.6 Calculation of Time	5
1.7 Business Day	5
1.8 Obligations as Covenants	5

ARTICLE 2
DEMISE AND LEASE	5
2.1 Demise of the Balance	5

ARTICLE 3
CONSIDERATION	6
3.1 Consideration	6
3.2 Payment of Lease Payments	6
3.3 Adjustments to Lease Payments	6
3.4 Sales Taxes	7

ARTICLE 4
THE SATELLITE SYSTEM	7
4.1 Ownership of the Spectrum Capacity and the Satellite System	7
4.2 Maintenance and Operation of the Satellite System	8
4.3 Comply with All Laws	9

ARTICLE 5
EXTENSIONS AND EXPANSIONS TO EXISTING SATELLITE SYSTEM	9
5.1 Extensions to Existing Satellite System	9
5.2 Lease Supplements	10

ARTICLE 6
NEXT GENERATION SATELLITE SYSTEM	10
6.1 Next Generation Satellite System	10

ARTICLE 7
NEW SERVICES	11
7.1 New Services	11

ARTICLE 8
RELATIONSHIP TO END USERS	12
8.1 Obligations to End Users	12

ARTICLE 9
INDEMNITY AND LIMITATION OF LIABILITY	12

TABLE OF CONTENTS

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TABLE OF CONTENTS

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CAPACITY LEASE AGREEMENT

THIS LEASE AGREEMENT dated as of November 26, 2001

BETWEEN:

MOBILE SATELLITE VENTURES (CANADA) INC., a corporation incorporated under the laws of Ontario

(“Canadian License Co.”)

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3051361 NOVA SCOTIA UNLIMITED LIABILITY COMPANY, an unlimited liability company governed by the laws of Nova Scotia

(“Newco”)

RECITALS:

A.	Canadian License Co. owns and operates a Canadian mobile satellite system; and

B.	Canadian License Co. agrees, subject to the terms and conditions of this Lease, to lease to Newco the balance of the satellite capacity and the right to use the spectrum capacity associated with Canadian License Co.’s mobile satellite system that is not utilized by Canadian License Co. for the purposes of fulfilling its existing contractual obligations to the Government of Canada and the terms and conditions of its spectrum licenses and orbital authorizations.

THEREFORE in consideration of the mutual covenants contained herein the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

In this Lease, the following words and terms shall have the meanings set out below:

“Authorizations” means any of the Spectrum Licenses, the satellite orbital slot(s) authorizations granted by Industry Canada to Canadian License Co., and such other approvals as are either currently held or required to be held by Canadian License Co. in order to conduct its business and to operate the Satellite System.

“Balance” means the right to use that portion of the Spectrum Capacity and Satellite Capacity which is not utilized by Canadian License Co. for the purposes of fulfilling its Other Obligations.

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located at the City of New York, New York are open for business during normal banking hours.

“Effective Date” means the date this Lease is made between the Parties.

“Encumbrances” means any charge, lien, interest or encumbrance of whatsoever nature or kind.

“End User” means an individual or entity purchasing radiocommunication services (including satellite services) from Newco.

“Existing Satellite System” means the Facilities, the Unowned Assets, and the Underlying Rights, all of which are held by Canadian License Co. and includes any expansion, extension, alteration, reconfiguration or reduction of such system, but does not include any Next Generation Satellite System.

“Extension Term” has the meaning set out in Section 14.2 of this Agreement.

“Facilities” means the radio apparatus, switches, satellite(s), satellite equipment, service and feeder links, L- Band transceiver equipment, transponder and any other equipment, including portions of any of the foregoing that form a part of the Existing Satellite System or the Next Generation Satellite System, as the case may be.

“Government of Canada” means Her Majesty the Queen in Right of Canada.

“Indemnifying Party” has the meaning set out in Section 9.1 of this Agreement.

“Industry Canada” means the agency of the federal government of Canada which, among other things, issues licenses for the use of radio frequency spectrum in Canada, or successor agency or department thereto.

“Lease” means this Lease including all Schedules attached to this Lease, all as amended from time to time pursuant hereto.

“Lease Payments” has the meaning set out in Section 3.1 of this Lease.

“Lease Supplement” means an agreement entered into by the Parties pursuant to the terms of Section 5.2 of this Lease.

“Marks” means all service marks, trademarks, and trade names used by a Party on or in connection with the provision of service under this Lease or in the provision of services (including satellite services) either domestically or internationally.

“Next Generation Satellite System” means the Facilities, the Unowned Assets, and the Underlying Rights held by Canadian License Co. in any future satellite system in which Canadian License Co. acquires an interest.

“New Services” has the meaning set out in Section 7.1 of this Agreement.

“Notice” has the meaning set out in Section 18.1 of this Agreement.

“Other Obligations” means the obligations which Canadian License Co. must fulfil at the Effective Date in relation to its Government Telecommunications and Information Services contract with the Government of Canada and, during the Term of the lease, in relation to: 1) the terms and conditions of its Authorizations; and 2) any Canadian end-user customers who, regardless of where such customers are located in Canada, have been unable to obtain services from Newco on non-discriminatory terms and conditions that are customary within the industry.

“Parties” means Canadian License Co. and Newco, and “Party” means any one of them.

“Rights” has the meaning set out in Section 13.1 of this Lease.

“Satellite Capacity” means the current satellite capacity of Canadian License Co.’s Existing Satellite System or any future capacity of any Next Generation Satellite System in which Canadian License Co. acquires an interest, as the case may be.

“Satellite System” means the Existing Satellite System and any Next Generation Satellite System in which Canadian License Co. acquires an interest.

“Specifications” means the design, specifications and operating parameters for the Existing Satellite System as more particularly set out in Schedule “A”, and the Next Generation Satellite System, as may be set out in Schedules from time to time.

“Spectrum Capacity” means the current radio spectrum that has been granted by Authorization to Canadian License Co. by Industry Canada for use in conjunction with the Existing Satellite System and any radio spectrum that may be granted by Authorization to Canadian License Co. by Industry Canada in the future for use in conjunction with Canadian License Co’s Existing Satellite System, or in conjunction with any Next Generation Satellite System in which Canadian License Co. acquires an interest, as the case may be.

“Spectrum Licenses” means the radio spectrum granted by Industry Canada to Canadian License Co. from time to time.

“Term” is as defined in Section 14.1 of this Lease.

“Underlying Rights” means all interconnection agreements, building access agreements, roof-top leases, easements, leases, licenses of occupation, rights-of-way, permits or other similar rights held, owned or acquired, or which shall be held, owned or acquired, by Canadian License Co. from third parties with respect to the Spectrum Licenses in the Existing Satellite System or the Next Generation Satellite System, as the case may be.

“Unowned Assets” means all equipment and other infrastructure related thereto which are not owned by Canadian License Co. but in respect of which Canadian License Co. acquires rights from time to time in connection with the Spectrum Licenses in the Existing Satellite System or the Next Generation Satellite System, as the case may be.

1.2	Obligation to Act in Good Faith

Newco and Canadian License Co. acknowledge and agree that they will act in good faith in carrying out the spirit and intent of this Lease and will do all things and take all steps as may reasonably be required to give effect to their obligations under this Lease.

1.3	Headings

Article and section headings are inserted for convenience of reference only and are not to be considered part of the actual terms of this Lease.

1.4	Schedules

The Schedules to this Lease, as listed below, are an integral part of this Lease. The Parties agree that Schedules may be added from time to time and each new Schedule shall be incorporated into, and form an integral part of, this Lease.

Schedule “A” - Specifications.

1.5	Consent

Whenever a provision of this Lease requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval.

1.6	Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or any act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.7	Business Day

Whenever any payment to be made or any action to be taken under this Lease is required to be made or taken on a day other than a Business Day, such payment shall be made or action shall be taken on the next Business Day following.

1.8	Obligations as Covenants

Any obligation of a Party to this Lease is deemed to be a covenant of that Party.

ARTICLE 2

DEMISE AND LEASE

2.1	Demise of the Balance

(a)	For the Term and subject to the provisions of this Lease, Canadian License Co. hereby demises and leases unto Newco, and Newco hereby leases from Canadian License Co., such amount of the Balance as Newco may request from time to time. For greater certainty, the Parties agree that Canadian License Co. shall be able to provide the entire Balance, if requested.

(b)	The Parties acknowledge that appurtenant to the leasehold rights granted to Newco in respect of the Balance pursuant to Section 2.1(a) of this Lease, Newco shall enjoy and have the benefit of all rights to use the Satellite System for purposes of resale subject to the terms and conditions of this Lease. The Parties further acknowledge that such rights to use the Satellite System are integral to, and an absolute requirement in connection with, Newco’s use and enjoyment of the Balance. Therefore, Canadian License Co. shall use reasonable commercial efforts to obtain, maintain, maximize, renew, expand and apply for all Authorizations, licenses and approvals necessary to ensure that it will, at all times, have the ability and capability to lease to Newco the Balance. In addition, Canadian License Co. shall not take (or omit to take) any actions in respect of the Satellite System which will or may adversely affect Newco’s existing or planned use of the Balance directly or indirectly, including, but not limited to, any act or omission that may adversely affect Newco’s use of the Underlying Rights or the Unowned Assets.

(c)	Newco shall be entitled to use the Balance for any lawful purpose. Any resale of the Balance by Newco to provide services in Canada shall be subject to and comply with applicable regulatory requirements and laws of Canada.

ARTICLE 3

CONSIDERATION

3.1	Consideration

In consideration for this Lease of the Balance and access to and use of the Satellite System and the other rights granted by Canadian License Co. to Newco herein, Newco agrees to make lease payments (the “Lease Payments”) to Canadian License Co. in an amount to be set by the Parties from time to time based on a number of factors, including the proportion of the Balance utilized by Newco, the fair market value of the Balance as determined on an arm’s length basis which the Parties agree shall be equal to no more than cost plus a reasonable margin, not to exceed ten per cent (10%), or any other rights granted by Canadian License Co. to Newco under this Lease.

3.2	Payment of Lease Payments

The Lease Payments shall be payable by Newco in advance on the first Business Day of January, April, July and October in each year. Newco shall have the right to set off any Lease Payments payable hereunder against any amounts as may be owed to Newco by Canadian License Co.

3.3	Adjustments to Lease Payments

(a)	In the event that the Balance, or access to and use of the Satellite System or any other rights granted by Canadian License Co. under this Lease are reduced, the Lease Payments payable by Newco shall be reduced proportionately by such amounts as the Parties shall agree at the time of the reduction, and a rebate paid to Newco by Canadian License Co. if applicable.

(b)	In the event that Canadian License Co. extends or expands the Existing Satellite System in accordance with the provisions of Article 5 of this Lease, the Lease Payments shall be adjusted by such amounts as the Parties shall agree upon at the time to reflect the cost of providing any additional Spectrum Capacity and Satellite Capacity.

(c)	In the event that New Services are established in accordance with the provisions of Article 7 of this Lease, the Lease Payments shall be adjusted by such amounts as the Parties shall agree upon at the time to reflect the cost of providing any New Services.

(d)	In the event that a Next Generation Satellite System is established in accordance with the provisions of Article 6, then payment for any Spectrum Capacity and Satellite Capacity relating to such Next Generation Satellite System shall be as provided in Article 6.

3.4	Sales Taxes

In addition to the Lease Payments, Newco shall pay all sales taxes payable in connection with this Lease.

ARTICLE 4

THE SATELLITE SYSTEM

4.1	Ownership of the Spectrum Capacity and the Satellite System

The Parties acknowledge and agree that as and between themselves:

(a)	the Spectrum Capacity, including the Balance, and the Satellite System shall at all times remain the property of Canadian License Co.;

(b)	this Lease does not convey to Newco ownership of the spectrum associated with the Balance of the Spectrum Capacity or the Satellite System; and

(c)	nothing in this Lease is intended to diminish or restrict Canadian License Co.’s obligations as a holder of Authorizations from Industry Canada and both Parties desire that the Lease be compliant with all applicable laws, regulations and Canadian License Co.’s Other Obligations. Any term of this Lease that would otherwise violate such laws, regulations or Other Obligations shall be deemed amended and modified to the full extent required to comply with such requirements, while preserving to the greatest extent practicable the benefits intended to be conveyed to the Parties hereunder, and the Parties will document such amendments and modifications by written amendment, unless the same would cause Newco substantial direct economic or regulatory harm in which case Newco shall be entitled to terminate this Lease.

4.2	Maintenance and Operation of the Satellite System

(a)

Throughout the Term, Canadian License Co. shall use reasonable commercial efforts to maintain, repair, expand, and replace, if necessary, the Satellite System, including the Next Generation Satellite System, in accordance with the Specifications and industry standards. Unless otherwise agreed to by Newco, Canadian License Co. shall provide the Balance exclusively by means of Facilities operated and controlled by Canadian License Co. In the event that Canadian License Co. subcontracts for maintenance and repair services, Canadian License Co. shall consult with Newco in advance of entering into any such subcontract in order that Newco may satisfy itself that the subcontractor will meet maintenance and repair standards for the Satellite System which will be at least as high as those standards set forth in the Specifications.

(b)	The Parties shall co-operate in good faith in planning the design and construction of expansions, extensions and modifications, to the Existing Satellite System and in planning the design and construction of any Next Generation Satellite System in which Canadian License Co. will acquire an interest. Not less frequently than quarterly, Canadian License Co. and Newco shall meet to evaluate Canadian License Co.’s construction plans and network design and consider Newco’s requirements.

(c)	In carrying out any frequency co-ordination activities, Canadian License Co. shall coordinate with Newco in order to ensure that Newco’s requirements for the Balance are taken into account.

(d)	Without limiting the generality of the foregoing, Canadian License Co. will afford Newco a reasonable opportunity to evaluate the performance capabilities of the Satellite System at all times during the term of this Lease. Evaluation of the Satellite System may include, without limitation: physical evaluations and visual inspections of the Facilities; assessments of Canadian License Co.’s processes and systems; and tests of the Satellite System’s overall performance capabilities. These evaluations may be used by Newco to determine Canadian License Co.’s compliance with the Specifications for the Satellite System. Without limiting the generality of the foregoing, Canadian License Co. will at no additional cost to Newco make such changes in the Satellite System as may be reasonably requested from time to time by Newco (including pointing and reconfiguring the Satellite System) in order to improve the Satellite System’s overall performance or to cause it to perform in a manner more consistent with the requirements of End Users; provided, however, that such changes will not interfere with the ability of Canadian License Co. to carry out its Other Obligations.

4.3	Comply with All Laws

(a)	Canadian License Co. shall, at its expense and provided it is not otherwise prohibited from doing so because of the acts or omissions of third parties, promptly comply with and conform to the requirements of every applicable statute, law, by-law, regulation, ordinance and order at any time or from time to time in force during the Term affecting the Satellite Capacity, the Spectrum Capacity, and the Satellite System other than those matters which are the obligation of Newco.

(b)	Newco shall, at its expense and provided it is not otherwise prohibited from doing so because of the acts or omissions of third parties, promptly comply with and conform to the requirements of every applicable statute, law, by-law, regulation, ordinance and order at any time or from time to time in force during the Term affecting Newco’s use of the Balance or the Satellite System.

ARTICLE 5

EXTENSIONS AND EXPANSIONS TO EXISTING SATELLITE SYSTEM

5.1	Extensions to Existing Satellite System

(a)	At any time during the Term, Newco shall have the right to request that Canadian License Co. extend or expand the Existing Satellite System as described in the request, and Canadian License Co., upon receipt of the request, shall consider the request and provide a written response to Newco within ten Business Days (10) days of its receipt of the request, in recognition of Newco’s requirement to respond expeditiously to the demands of its own customers. Canadian License Co.’s response shall include an indication of the feasibility of and an estimate of the cost of the extension or expansion, and the time to complete the extension or expansion in question. Upon receipt of Canadian License Co.’s response, Newco shall have the right to accept or reject Canadian License Co.’s response and, if it accepts such response, Newco shall pay the costs of the extension or expansion of the Existing Satellite System. If accepted, Canadian License Co. shall, subject to obtaining any Authorizations or Rights required, proceed with the extension or expansion forthwith, and Newco and Canadian License Co. shall execute a Lease Supplement with respect to the extension or expansion in accordance with the provisions of Section 5.2 hereof.

(b)	If at any time and from time to time during the Term, Canadian License Co. elects of its own accord to construct its own, or lease or license from a third party, an extension or expansion of the Existing Satellite System, then Canadian License Co. shall immediately notify Newco in writing, and Newco shall, at any time thereafter during the Term hereof, have the option to acquire from Canadian License Co. a lease of such extension or expansion for a term commencing on the date of execution of a Lease Supplement in accordance with the provisions of Section 5.2 hereof and ending on the termination of the Lease.

5.2	Lease Supplements

(a)	In the event Newco exercises its option to lease any additional Existing Satellite System extension or expansion, pursuant to Section 5.1 above, upon such exercise the Parties shall execute a Lease Supplement adding to the Lease the Spectrum Capacity and Satellite Capacity acquired by Newco pursuant to this Article, and the provisions of this Lease shall thereupon apply to such additional Spectrum Capacity and Satellite Capacity, mutatis mutandis; and

(b)	Newco shall compensate Canadian License Co. for the extension or expansion of the Existing Satellite System in accordance with the provisions of Section 3.3 hereof.

ARTICLE 6

NEXT GENERATION SATELLITE SYSTEM

6.1	Next Generation Satellite System

(a)	If at any time during the Term, Canadian License Co. plans to construct a Next Generation Satellite System, it shall immediately notify Newco of such intention and shall consult with Newco in order to ascertain Newco’s requirements in respect of any such Next Generation Satellite System.

(b)	In the event that Canadian License Co. constructs and launches a Next Generation Satellite System, Newco shall have the option to lease the Balance, or from time to time any portion thereof, of the Satellite Capacity and the Spectrum Capacity of such Next Generation Satellite System. If Newco elects to exercise such option, it shall enter into a Lease Supplement with Canadian License Co. pursuant to Section 5.2 hereof. The Lease Payments shall be adjusted to reflect the cost of providing such Spectrum Capacity and Satellite Capacity relating to the portion of such Next Generation Satellite System being leased by Newco in such amounts as the Parties shall agree upon in good faith at the time.

(c)	If at any time during the Term, Newco elects of its own accord to construct and launch a Next Generation Satellite System, Newco shall on commercially reasonable terms offer to lease or sell such portion of the Next Generation Satellite System as is, to the extent and only to the extent, necessary for Canadian License Co. to fulfil its Other Obligations and its obligations to Newco herein. Newco shall also provide power and telemetry, tracking and control services to Canadian License Co. in relation to any Facilities that Canadian License Co. may be required to own or operate within such a Satellite System in order to fulfil its Other Obligations. With respect to the Balance of Canadian License Co.’s Facilities within such Next Generation Satellite System, this Balance shall be demised and leased to Newco, by Canadian License Co. pursuant to a Lease Supplement in accordance with Section 5.2 hereof. The Lease Payments shall be adjusted to reflect the cost to Canadian License Co. of providing the Balance of Canadian License Co.’s Facilities within such Next Generation Satellite System on such terms as the Parties shall agree upon in good faith at the time.

ARTICLE 7

NEW SERVICES

7.1	New Services

(a)	Canadian License Co. recognises that from time to time Newco may seek to expand its service offerings by developing new applications and services (the “New Services”) which utilize the Balance. Canadian License Co. agrees to assist Newco in developing, launching and implementing such New Services and to seek any Rights which are required for the provision of such New Services in accordance with Section 12.1(c) hereof.

(b)	At any time during the Term, Newco shall have the right to request that Canadian License Co. modify, extend or expand the Existing Satellite System or the Next Generation Satellite System in order to support the provision of New Services. Upon receipt of such a request, Canadian License Co. shall consider the request and provide a written response to Newco within ten (10) Business Days of its receipt of the request in recognition of Newco’s requirement to respond expeditiously to the demands of its own customers. Canadian License Co.’s response shall include an assessment of the feasibility of the request, and an estimate of the cost to support the modification, extension or expansion requested by Newco, and the time to complete any modifications, extensions or expansions to the Satellite System arising from the provision of such New Services. Upon receipt of Canadian License Co.’s response, Newco shall have the right to accept or reject Canadian License Co.’s response and, if it accepts such response, Newco shall pay the costs of the modification, extension or expansion in question. If accepted, Canadian License Co. shall, subject to obtaining any Authorizations or Rights in accordance with Section 13.1 hereof, proceed with the modification, extension or expansion forthwith, and Newco and Canadian License Co. shall execute a Lease Supplement with respect to the modification, extension or expansion in accordance with the provisions of Section 5.2 hereof.

(c)	Newco shall compensate Canadian License Co. for the modification, extension or expansion contemplated in this Article in accordance with the provisions of Section 3.3 hereof.

ARTICLE 8

RELATIONSHIP TO END USERS

8.1	Obligations to End Users

(a)	Subject to Canadian License Co.’s Other Obligations, End Users shall be in privity of contract with Newco, and not with Canadian License Co. Unless otherwise permitted by Newco, Canadian License Co. shall refrain from any contact with Newco’s End Users and shall allow Newco to serve as the sole contact with End Users.

(b)	Canadian License Co. shall not be responsible to Newco or any End User for the installation, operation, quality of transmission or testing and maintenance of any End User equipment unless Newco contracts with Canadian License Co. for Canadian License Co. to provide maintenance, warranty or installation of End User equipment at rates agreeable to Newco and Canadian License Co.

(c)	Newco shall investigate any and all complaints from its End Users relating to the Satellite System and will report any trouble with the Satellite System to Canadian License Co. only upon reasonable verification that such trouble is due to reasons other than the misuse or malfunctioning of the End User’s equipment or the failure of such equipment to meet the technical standards for compatibility with the Satellite System.

(d)	Newco is responsible for all customer care and billing to its End Users.

ARTICLE 9

INDEMNITY AND LIMITATION OF LIABILITY

9.1	Indemnity

Each Party (the “Indemnifying Party”) shall indemnify and save harmless the other Party from and against all losses, claims, liabilities and costs suffered by such other Party arising out of:

(a)	the negligence or wilful misconduct of the Indemnifying Party in connection with the subject matter of this Lease;

(b)	any action or failure to act by the Indemnifying Party which results in a breach or default of any obligation specified in an Underlying Right; and

(c)	the breach of any term or obligation of the Indemnifying Party set out in this Lease save and to the extent that the loss, claim, liability or cost suffered by the other Party was caused by the negligence or wilful misconduct of the other Party.

9.2	No Consequential or Special Damages

Notwithstanding anything to the contrary in this Lease, neither Party will be liable to the other for any indirect, incidental, special, punitive or consequential damages, including but not limited to, loss of profits, revenue or cost of capital, or claims of contractors, suppliers or customers, whether foreseeable or not, arising out of any breach of this Lease or any other tort or other theory of liability.

ARTICLE 10

REPAIRS

10.1	Newco’s Repairs

Canadian License Co. and Newco acknowledge and agree that Newco shall have no obligations or responsibilities under this Lease for the repair, maintenance or replacement of the Satellite System, other than as may be required due to the negligent acts or omissions of Newco or those for whom Newco is at law responsible.

10.2	Canadian License Co.’s Repairs

Canadian License Co. shall, with reasonable dispatch and in a good and workmanlike manner and so as to keep the same in such condition and repair as will meet the Specifications and as will enable Newco to make use of same for the purposes intended in this Lease, keep the Satellite System in useable condition and repair, satisfactory to Newco, acting reasonably.

10.3	Newco may Inspect State of Repair

Newco shall be entitled to inspect the state of repair of the Satellite System from time to time on reasonable notice.

10.4	Notify Canadian License Co. of Any Damage

Upon becoming aware of any damage to the Satellite System, Newco will notify Canadian License Co. immediately of the damage and Canadian License Co. will, in accordance with its obligations under this Lease, repair the damage forthwith.

ARTICLE 11

MARKS

11.1	Parties’ Interest In Marks

Each Party recognises the right, title and interest of the other Party in its Marks and agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair such right, title and interest of the other Party in such other Party’s Marks. Neither Party shall use the other Party’s Marks unless properly licensed by the other Party.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties of Canadian License Co.

Canadian License Co. represents and warrants to Newco that, as of the date of signing of this Lease:

(a)	Canadian License Co. is a corporation, duly organized, legally existing and in good standing under the laws of Ontario;

(b)	Canadian License Co. is the owner (with good and marketable title thereto) of or has adequate rights to use the Satellite System, free and clear of all Encumbrances except as permitted by this Lease;

(c)	Canadian License Co. has full right, power and authority to own, control or lease the Spectrum Capacity and the Satellite System and to enter into and perform this Lease;

(d)	this Lease constitutes a valid, binding and enforceable obligation of Canadian License Co.;

(e)	Canadian License Co. possesses all Authorizations issued by all applicable Canadian regulatory and governmental authorities and all other licenses, permits, franchises and similar Rights which are necessary for Canadian License Co. to carry on its business and to perform its obligations to Newco pursuant to this Lease;

(f)	Canadian License Co. is in compliance and, subject to its reasonable commercial efforts, will remain in compliance with all applicable regulations, Authorizations, licences, rules, statutes or orders of any local, provincial or federal government, government agency or court to which Canadian License Co. is subject regarding this Lease, the Spectrum Licences, the Spectrum Capacity and the Satellite System;

(g)	Canadian License Co.’s execution of and performance under this Lease shall not violate any applicable rules, regulations, Authorizations, licences, rules, statutes or orders of any local, provincial or federal government, government agency or court to which Canadian License Co. is subject;

(h)	Canadian License Co. is eligible to operate as a radiocommunication carrier in Canada as defined under and in accordance with the Radiocommunication Regulations (Canada) and is eligible to operate as a telecommunications common carrier in Canada as defined under and in accordance with the Telecommunications Act (Canada);

(i)	Canadian License Co. has timely filed all notices, reports, renewal applications or other filings with respect to all Authorizations and Rights held by it and it is not aware of any pending or threatened revocations, rescissions or withdrawals of such Authorizations or Rights.

12.2	Representations and Warranties of Newco

Newco represents and warrants to Canadian License Co. that, as of the date of signing of this Lease:

(a)	Newco is an unlimited liability company, duly organized, legally existing and in good standing under the laws of Nova Scotia;

(b)	Newco has full right, power and authority to enter into and perform this Lease;

(c)	this Lease constitutes a valid, binding and enforceable obligation of Newco; and

(d)	its execution of and performance under this Lease shall not violate any applicable rules or regulations, authorizations, licences, rules, statutes or orders of any local, provincial, state or federal government, government agency or court to which Newco is subject.

ARTICLE 13

COVENANTS

13.1	Covenants of Canadian License Co.

(a)	Canadian License Co. covenants with Newco to observe and perform all the covenants and obligations of Canadian License Co. set forth in this Lease.

(b)	Canadian License Co. covenants that it has obtained or will use reasonable commercial efforts to obtain all Authorizations, licenses, franchises, permits, orders, decisions, approvals, waivers, consents, Underlying Rights and rights to gain access to or use of Unowned Assets, by contract or otherwise, and all other rights necessary to be obtained by Canadian License Co. (collectively, the “Rights”) in order to ensure that Canadian License Co. can provide the Balance to Newco throughout the Term and in accordance with the provisions of this Agreement. For greater certainty, Canadian License Co. shall use reasonable commercial efforts to cause the Rights to remain effective throughout the Term, in compliance with all applicable laws, rules, regulations and contractual provisions, and shall obtain, maintain, expand, maximize and apply for all Rights that are required to support Newco’s current and future requirements for Spectrum Capacity and Satellite Capacity.

(c)	Canadian License Co. covenants that it will use reasonable commercial efforts to obtain, maintain, expand, maximize and apply for all Rights that are required to support the provision of New Services by Newco.

13.2	Covenants of Newco

Newco covenants with Canadian License Co to observe and perform all the covenants and obligations of Newco set forth in this Lease.

(a)	Newco covenants that its use of the Balance shall comply in all material respects with all applicable government codes, ordinances, laws, rules, regulations and/or restrictions.

(b)	Newco shall promptly notify Canadian License Co. of any matters pertaining to the Balance or any damage or impending damage to or loss of the Satellite System that are known to Newco, and which may materially interfere with or materially adversely affect the use of the Satellite System.

(c)	Newco shall not use the Balance in a way which interferes in any material way with or materially adversely affects the use by Canadian License Co. of the Satellite System to fulfil its Other Obligations, and Newco shall interface with Canadian License Co.’s Satellite System in all respects as though such Satellite System were its own.

13.3	Additional Covenants Regarding the Satellite System

Canadian License Co. and Newco each agree to cooperate with and support the other in complying with any requirements applicable to the Satellite Capacity, the Spectrum Capacity, the Balance, and the Satellite System by any governmental or regulatory agency or authority.

ARTICLE 14

TERM AND TERMINATION

14.1	Term

It is acknowledged and agreed by the Parties that portions of the Satellite System intended to form part of the Lease will be constructed, installed and accepted by Newco at different times. Notwithstanding that some or all of the Satellite System intended to comprise the Lease may have not yet been constructed or installed, the demise and lease contemplated by Article 2 of this Lease shall commence on the Effective Date, and continue until the twenty-fifth (25th) anniversary of the Effective Date (the “Term”) unless renewed in accordance with the provisions of Section 14.2 hereof.

14.2	Extension Term

This Lease will be automatically renewed for three (3) additional periods of five years (each such five year period being referred to as an “Extension Term”), each commencing on the first day following the last day of the prior Term or Extension Term, unless one Party gives notice to the other at least one hundred and twenty (120) days prior to the expiration of the Term or Extension Term that it wishes to terminate this Lease on the expiration of the current Term or Extension Term. During any Extension Term, all the terms and conditions contained in this Lease shall continue, and all references in this Lease to the Term shall be deemed to include any Extension Term.

14.3	Termination

(a)	Canadian License Co. shall be entitled to terminate this Lease:

(i)	forthwith if Newco files a petition for protection under the U.S. Bankruptcy Code (11 U.S.C.) or makes an assignment for the benefit of creditors or is named as the debtor in an involuntary bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days.

(ii)	upon giving at least one hundred and twenty (120) days notice prior to the expiration of the Term or an Extension Term in accordance with Section 14.2.

(b)	Newco shall be entitled to terminate this Lease:

(i)	upon the provision of three hundred and sixty five (365) days prior written notice to Canadian License Co.”

(ii)	forthwith if Canadian License Co. is adjudicated to be insolvent or makes an assignment for the benefit of creditors or in bankruptcy, or is declared bankrupt, or takes the benefit of any legislation that may be in force for bankrupt or insolvent debtors or is named as the debtor in an involuntary bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days;

(iii)	upon the provision of ten (10) days prior written notice if Canadian License Co. breaches any of its material obligations under this Lease and fails to remedy such breach within the ten (10) day period;

(iv)	upon the provision of ten (10) days prior written notice upon the termination or revocation of the Authorizations or the failure of Canadian License Co. to obtain any additional Authorizations required in respect of the extension or expansion of the Existing Satellite System or in respect of any Next Generation Satellite System,

(v)	upon the provision of ten (10) days prior written notice in the event that Newco’s right to terminate arises pursuant to Section 4.1(c) of this Lease;

(vi)	upon the provision of ten (10) days prior written notice if the Rights and Services Agreement dated the date hereof between the Parties is terminated;

(vii)	upon giving at least one hundred and twenty (120) days notice prior to the expiration of the Term or an Extension Term in accordance with Section 14.2.

14.4	Acknowledgement by Canadian License Co.

Canadian License Co. recognizes and acknowledges that Newco depends on Canadian License Co. to provide the Balance to service Newco’s End Users and that, in that regard, Newco requires assurance from Canadian License Co. that it will continue to supply such Balance. Because of this, Canadian License Co. acknowledges and agrees that, except in the circumstances set forth in Section 14.3(a) of this Lease, and notwithstanding any breach by Newco of this Lease or any provision herein, Canadian License Co. shall have no right whatsoever to revoke, terminate or otherwise cancel this Lease or the rights of Newco under this Lease to the use of the Balance, and Canadian License Co. shall not restrict in any manner or to any degree whatsoever the rights of Newco under this Agreement. Except as provided in Section 14.3(a), the sole remedy for any such breaches by Newco shall be an action for damages in a court of competent jurisdiction.

14.5	Survival of Obligations

Upon delivery of a notice of termination, this Lease shall thereupon be terminated and all rights and obligations of the Parties under this Lease shall cease, subject to any obligations outstanding as of the date of such termination. All obligations of Newco or Canadian License Co. which, by their nature, require performance or fulfilment following the expiry or sooner termination of this Lease including, for greater certainty, the provisions of Article 9, Article 11 and Section 18.9, shall survive the expiry or sooner termination of this Lease.

ARTICLE 15

PUBLICITY AND ADVERTISING

15.1	Prior Approval of Other Party

Neither Party shall publish or use any advertising, sales promotions, or other publicity materials that use the other Party’s Marks without the prior written approval of the other Party.

15.2	Parties’ Right to Approval

Each Party shall have the right to review and approve any publicity materials, press releases, or other public statements by the other that refer to such Party or that describe any aspect of this Lease. Each Party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other Party.

ARTICLE 16

DELIVERY OF INFORMATION

16.1	Notice of Certain Events

Promptly and in any event within three (3) Business Days after either Party has received notice or has otherwise become aware thereof, it shall give to the other notice of:

(a)	the commencement of any material proceeding or investigation against Canadian License Co. or Newco by or before any governmental body or in any court or before any arbitrator which would be likely to have a material adverse effect on itself or the other Party, or on its ability to perform its obligations under this Lease, and

(b)	the occurrence or non-occurrence of any event

(i)	which constitutes, or which with the passage of time or giving of notice or both would constitute, a default by Canadian License Co. or Newco under this Lease or under any other material agreement to which Canadian License Co. or Newco is a party or by which its properties may be bound, and

(ii)	would be likely to have a material adverse effect on Newco or Canadian License Co., or on either Party’s ability to perform its obligations under this Lease, giving in each case the details thereof and specifying the action being taken or proposed to be taken with respect thereto.

Promptly upon receipt thereof, one Party shall deliver to the other Party copies of any material notice or report regarding any Authorization from the grantor of such Authorization from any governmental authority regarding the Satellite System or the business of each Party.

ARTICLE 17

UNAVOIDABLE DELAYS

17.1	Unavoidable Delays

Except in the case of money to be paid pursuant to this Lease, whenever and to the extent that either Canadian License Co. or Newco is unable to fulfil, or is delayed or restricted in the fulfilment of, any obligation hereunder, by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfil such obligation, or by reason of any statute, law, by-law or order-in-council or any regulation or order passed or made pursuant thereto, or by reason of the order or direction of any legislative, administrative or judicial body, controller or board, or any governmental department or any governmental officer or other authority having jurisdiction, or by reason of its inability to procure any license or permit required therefor, or by reason of not being able to obtain any permission or authority required therefor, or by reason of any strikes, lockouts, slow-downs or other combined action of workmen, or shortages of material, acts of God, inability to access or use the Satellite System, or any other cause beyond its control, Canadian License Co. or Newco, as the case may be, shall be relieved from the fulfilment of such obligation so long as such cause continues.

ARTICLE 18

GENERAL

18.1	Notices

Any notice or other writing required or permitted to be given under this Lease or for the purposes of this Lease (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a Notice to Canadian License Co. at:

Mobile Satellite Ventures (Canada) Inc.

c/o TMI Communications Inc.

1601 Telesat Court

Gloucester, Ontario

K1B 5P4

Attention: Secretary

Facsimile: (613) 742-4113

(b)	in the case of a Notice to Newco at:

Mobile Satellite Ventures LP

c/o Motient Corporation

10802 Parkridge Blvd.

Reston, VA

20191-5416

Attention: Secretary

Facsimile: (703) 758-6134

with a copy to:

Telcom Ventures, L.L.C.

211 North Union Street

Suite 300

Alexandria, VA

22314

Attention: Hal B. Perkins, Esq.

Facsimile: (703) 706-3801

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

18.2	Time of the Essence

Time is of the essence of this Lease.

18.3	Assignment

Newco shall have the right to assign this Lease, including its rights and obligations under this Lease, without consent of Canadian License Co., to such person or entity who shall from time to time hold the Spectrum Licenses pursuant to which the Satellite Capacity is authorized. Newco shall also have the unrestricted right to assign this Lease, or any of its rights under this Lease, upon written notice to Canadian License Co., to any lender as collateral security in connection with any financing arrangement of Newco, provided that Newco shall remain responsible for performance of its responsibilities under this Lease.

18.4	Successors and Assigns

Except as otherwise specifically provided in this Lease, the covenants, terms and conditions contained in this Lease shall apply to and bind and enure to the benefit of the Parties and their respective successors and permitted assigns.

18.5	Further Assurances

Each of the Parties agrees to do, make and execute all such further documents, agreements, assurances, acts, matters and things and take such further actions as may be reasonably required by the other Party in order to more effectively carry out the true intent of this Lease.

18.6	Governing Law

This Lease shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law that would give effect to the application of the law of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case having jurisdiction over the County of New York, for any litigation arising out of or relating to this Lease and any Lease Supplement, and the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Lease shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Lease or the transactions contemplated by this Lease in the courts of the State of New York or the United States of America, in each case having jurisdiction over the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

18.7	Severability

If any Article, Section or paragraph of this Lease is determined to be void or unenforceable in whole or in part, the Article, Section or paragraph shall be deemed to be severable from this Lease and shall not cause the invalidity or unenforceability of any other Article, Section or paragraph of this Lease.

18.8	Currency

Except as otherwise expressly provided, all references in this Lease to money amounts are to United States currency.

18.9	Confidentiality

(a)	The Parties will treat as confidential this Lease and all information provided by one Party to the other will be kept in the strictest confidence and will only be disclosed as required by a Court of competent jurisdiction or to the directors, officers, employees, agents, professional advisors and lenders of the receiving Party that have a bona fide need to know the information and who have been advised of the confidentiality obligations of this Lease. The foregoing restriction does not apply to any information which is or becomes generally available to the public or which is known to such person prior to its receipt of the information from the other Party or which was obtained from any third party who obtained the information lawfully, and under no obligation of secrecy. The foregoing restriction does not apply to the extent disclosure is required by law or by the applicable regulations or policies of any governmental authority or other regulatory agency of competent jurisdiction or any stock exchange.

(b)	To the extent that any information about identifiable individuals is provided by Canadian License Co. to Newco pursuant to this Lease, Newco agrees to treat such information in accordance with the standards of the Personal Information Protection and Electronic Documents Act c.5, Statutes of Canada 2000, and to grant to Canadian License Co. a right of reasonable inspection to ensure that such standards are met.

18.10	Rights and Remedies

For greater certainty, all of the rights and remedies under this Lease may be exercised alone or in any combination or order and are without prejudice to any other remedies at law or in equity, in contract or in tort.

18.11	Counterparts

This Lease may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have executed this Lease as of the date first above written.

MOBILE SATELLITE VENTURES (CANADA) INC.

Per:	/s/ Rory McCormick
Name:	Rory McCormick
Title:	Secretary

3051361 NOVA SCOTIA UNLIMITED LIABILITY COMPANY

Per:	/s/ Ted H. Ignacy
Name:	Ted H. Ignacy
Title:	President